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                                                                 EXHIBIT (i)(3)

                            [DECHERT LLP LETTERHEAD]


April 4, 2005

Board of Trustees
ING Variable Products Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re.     ING Variable Products Trust
        Securities Act Registration No. 33-73140
        Investment Company Act File No. 811-8220

Ladies and Gentlemen:

We have acted as counsel to ING Variable Products Trust, a Massachusetts business trust (the "Trust"), and have a general familiarity with the Trust's business operations, practices and procedures. In our capacity as counsel, we have examined the Trust's Declaration of Trust, as amended to date, and are familiar with the proceedings of the Board of Trustees authorizing the issuance and sale by the Trust of an indefinite number of authorized Adviser Class shares of beneficial interest of VP High Yield Bond Portfolio, VP International Value Portfolio, VP Large Cap Growth Portfolio and VP Mid Cap Opportunities Portfolio, and the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest of Class I shares of VP LargeCap Growth Portfolio (collectively, the "Shares"), under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner contemplated by the above-captioned registration statement ("Registration Statement") as filed on or about April 4, 2005, will be legally and validly issued, fully paid, and non-assessable by the Trust.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Counsel." In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Sincerely,

/S/ Dechert LLP